EXHIBIT 99.2



                             Supplement B to Form 3
                             ----------------------

                            Supplemental Information


Designated Filer:                                 Pacific Holdings Group

Issuer & Ticker Symbol:                           AutoCorp Equities, Inc. (ACOR)



     This Form 3 is being jointly filed by Pacific Electric Wire & Cable Co. Ltd., a company limited by shares formed under the laws of The Republic of China ("PEWC"), Pacific USA Holdings Corp., a Texas corporation ("PUSA") and Pacific Holdings Group, a Nevada corporation ("PHG"). PHG is a wholly owned subsidiary of PUSA, which is a wholly owned subsidiary of PEWC.

     Pursuant to an Agreement and Plan of Merger dated as of June 20, 2003 by and among AutoCorp Equities, Inc. ("ACE"), PAG Acquisition Corp. ("PAG Acquisition") and Pacific Auto Group, Inc. ("PAG"), PAG Acquisition, a wholly-owned subsidiary of ACE, has merged with and into PAG. As consideration for the merger, PHG, the parent of PAG received 100,000,000 shares of ACE common stock and 4,086,856 shares of Series A Preferred Stock of ACE that are convertible, at the option of PHG at any time and for no additional consideration, into 40,868,560 shares of ACE common stock.